Exhibit 10.3




                               FIRST AMENDMENT TO
                                LETTER AGREEMENT

         This First Amendment to Letter Agreement (this "Amendment") is made and entered into as of December 30, 2008 by and between iParty Corp., a Delaware corporation (the "Company"), and David E. Robertson (the "Executive").

         WHEREAS, the Company and the Executive entered into a Letter Agreement dated as of March 21, 2007 (the "Letter Agreement"); and

         WHEREAS, the Company and the Executive desire to modify the terms and conditions of the Agreement as set forth below.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

         1. Amendment Severance Paragraph of the Letter Agreement. The section titled "Severance" of the Letter Agreement is hereby amended by deleting the section in its entirety and replacing it with the following section:

         "SEVERANCE After you have completed 6 months of active, continuous employment with the company, if your employment with the company is subsequently terminated for any reason, other than as a result of death or disability or for Cause, which termination constitutes a separation from service within the meaning of Treasury Regulations Section 1.409A-1(h), as promulgated under
Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), you will be entitled to: (a) receive 6 months of severance pay to be payable in accordance with the normal payroll policies and procedures of the company; and
(b) the continuation of health, dental and life insurance benefits on the company's plans for a period of 6 months after the termination of your employment (to the extent such continuation of benefits is allowed by the applicable plans), and the continuation of the company's contribution to the cost of such coverage (as of your termination of employment) for such period; such payments to commence no earlier than seven (7) working days after the company receives the executed release required below and no later than 90 days after the date of your separation from service, the exact payment date to be determined by the company in its sole discretion, provided that you timely execute and return the release and have not subsequently revoked such execution. A separation from service will not occur while you are on sick leave, or a bona fide leave of absence, if the period of such leave does not exceed six months, or if longer, so long as you have a right to reemployment with the company and there is a reasonable expectation that you will return to service with the company. Notwithstanding anything to the contrary set forth in this paragraph, in the event that you are determined to be a "key employee" as defined by
Section 416(i) of the Internal Revenue Code (without regard to paragraph 5), to the extent necessary to comply with Section 409A of the Code and the Treasury Regulations thereunder, any payments or distributions due to you under this Letter Agreement as a result of or following any separation from service, that constitute "nonqualified deferred compensation" as defined under Section 409A of the Code, shall not be made before the date which is 6 months after the date of separation from service (or if earlier, the date of your death) and (i) all payments that would have been made to you during such six (6) month period shall be made in a lump sum on the date six (6) months and two days after the your separation from service and (ii) all remaining payments (if any) shall commence on the next regular payroll date in the seventh (7th) month following your separation from service. For all purposes of Section 409A of the Code and the related Treasury Regulations, the Executive's entitlement to severance pay pursuant to this Letter Agreement shall be treated as an entitlement to a series of separate payments.

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         The receipt of any payments or benefits under this section,  is subject to your execution of a release in a form acceptable to the company. All payments to be made under this section are subject to applicable withholding and other taxes.

         For purposes of this letter, "Cause" shall mean you shall (a) be charged with the commission of a felony crime; (b) commit any act or omit to take any action in bad faith and to the detriment of the company; (c) fail to follow any commercially reasonable and lawful direction of the Board or Chief Executive Officer of the company and continue to fail to follow such direction within 10 days of written notification of same; (d) commit an act of fraud against the company; (e) knowingly provide materially false information concerning the company to the Board, any governmental body, any regulatory agency, any lender or other financing source of the company, or any shareholder of the company; or (f) breach any term of this letter or the Confidentiality Agreement and fail to correct such breach within 10 days after written notice of commission thereof."

         2. Ratification. Except as expressly amended hereby, the Letter Agreement is hereby ratified and confirmed in all respects and shall continue in full force and effect. This Amendment and the Letter Agreement shall hereafter be read and construed together as a single document, and all references in the Letter Agreement shall hereafter refer to the Letter Agreement as amended by this Amendment.

         3. Amendments; Governing Law.This Amendment may not be changed orally but only by a written instrument signed by the parties hereto. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the rules governing the conflicts of laws.

         4. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.

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

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                iParty Corp.

                                By: /s/ SAL PERISANO
                                    -------------------------------
                                Name: Sal Perisano
                                Title: President and Chief Executive Officer

                                EXECUTIVE:

                                /s/ DAVID E. ROBERTSON
                                ---------------------------
                                David E. Robertson
                                Address:  270 Bridge Street, Suite 301
                                           Dedham MA 02026

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